Exhibit 3

     THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

     THE NOTE HAS NOT BEEN REGISTERED WITH THE PHILIPPINE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES REGULATION CODE (THE "CODE"). ANY FUTURE OFFER OR SALE THEREOF IS SUBJECT TO REGISTRATION REQUIREMENTS UNDER THE CODE UNLESS SUCH OFFER OR SALE QUALIFIES AS AN EXEMPT TRANSACTION.

                             PSI TECHNOLOGIES, INC.

           USD$7,000,000 10.00% Exchangeable Senior Subordinated Note

                            Dated as of June 2, 2005

          FOR VALUE RECEIVED, the undersigned, PSi Technologies, Inc., a corporation organized and existing under the laws of the Philippines (the "Company"), HEREBY PROMISES TO PAY MERRILL LYNCH GLOBAL EMERGING MARKETS PARTNERS, LLC or its permitted registered assigns ("MLGEMP" or as further defined herein, the "Holder") the aggregate principal amount of USD$7,000,000 plus all accrued and unpaid interest on June 2, 2009 (the "Maturity Date").

          The Company hereby promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, payable on the dates and at the rates hereinafter set forth.

                                   ARTICLE I

                                   DEFINITIONS

          SECTION 1.01. Definitions.
                        -----------

          The following terms used in this Note shall have the following meanings (unless otherwise expressly provided in this Note):

          "ADSs" means the American Depository Shares of Holdings, each representing one share of Common Stock.

          "Affiliate" means with respect to any Person, any other Person controlling, controlled by, or under common control with such first Person. For the avoidance of doubt, the Company and its Affiliates shall be considered Affiliates of the Company and the Holders and their Affiliates shall not be considered Affiliates of the Company.

          "Bankruptcy" means, with respect to a Person, (a) that such Person has
(i) made an assignment for the benefit of creditors; (ii) filed a voluntary petition in bankruptcy; (iii) been adjudged bankrupt, or insolvent; or had entered against such Person an order of relief in any bankruptcy or insolvency proceeding; (iv) filed a petition or an answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation or filed an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in any proceeding of such nature; or (v) sought, consented to, or acquiesced in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person's properties; (b) 60 days have elapsed after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation and such proceeding has not been dismissed; or (c) 60 days have elapsed since the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person's properties and such appointment has not been vacated or stayed or the appointment is not vacated within 60 days after the expiration of such stay.

          "Board of Directors" means the Board of Directors of the Company.

          "Business Day" means any day other than a Saturday, Sunday or any other day that is a legal holiday under the laws of the State of New York or Taguig, Philippines or a day on which national banking associations in New York or Taguig, Philippines are authorized or required by law or other governmental action to close.

          "Common Stock" means the common stock, par value PHP 1? per share, of Holdings.

          "Company" has the meaning set forth in the Preamble.

          "Conversion Principal Amount" shall have the meaning set forth in the Exchange Agreement.

          "Default Interest" shall have the meaning set forth in Section 2.04.

          "Director" means a director of the Board of Directors.

          "EBITDA" means, without duplication, the consolidated Net Income of Holdings and its Subsidiaries determined in accordance with GAAP consistently applied, plus any amounts subtracted in calculating Net Income in respect of net interest expense, income taxes, depreciation and amortization, less (i) any gain plus any loss realized in connection with the sale of any assets or disposition of any securities, other than those included in cash flow from operations, (ii) any extraordinary or non-recurring gain plus any loss or (iii) any non-cash extraordinary gain, plus (iv) any non-cash extraordinary loss; provided, however, that all expenses arising directly out of the transactions contemplated by the Purchase Agreement, the Exchange Agreement and this Note, and the Subscription Agreement and Note Agreement, if applicable, and expenses arising directly out of future capital-raising transactions shall be deemed extraordinary expenses and excluded from EBITDA for purposes of this definition.

          "Encumbrance" means any lien, mortgage, pledge, collateral assignment, security interest, hypothecation or other encumbrance, other than as established by, under or in connection with the terms of this Note, the Purchase Agreement or the Exchange Agreement, and the Subscription Agreement and Note Assignment, if applicable, or the transactions contemplated thereby.

          "Exchange Agreement" means the Exchange Agreement, dated as of June 2, 2005, by and among the Company, Holdings and the Holder, as amended, restated, supplemented or otherwise modified pursuant to the terms thereof from time to time.

          "Events of Default" shall have the meaning set forth in Section 4.01.

          "Fiscal Quarter" means any three-month accounting period of the Company in the Fiscal Year.

          "Fiscal Year" means the annual accounting period of the Company, which shall be the calendar year or such portion of a calendar year during which the Company is in existence.

          "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

          "Holder" means any Person identified as the registered holder of this
Note in the Register.

          "Holdings" means PSi Technologies Holdings, Inc., a corporation organized and existing under the laws of the Philippines.

          "Holdings Common Stock" means the common stock of Holdings, par value PHP 1? per share.

          "Indebtedness" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade and non-trade payables and accrued liabilities arising in the ordinary course of business), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capitalized lease obligations of such Person, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities securing Indebtedness and all interest rate or foreign exchange hedging transactions, (g) all unconditional obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, (h) all Indebtedness of any other Person of the type referred to in clauses (a) through (g) guaranteed by such Person or for which such Person shall otherwise (including pursuant to any keepwell, makewell or similar arrangement) become directly or indirectly liable (other than indirectly as a result of a performance guarantee not entered into with respect to Indebtedness), and (i) all third party

Indebtedness of the type referred to in clauses (a) through (h) above secured by any lien or security interest on property (including accounts and contract rights) owned by the Person whose Indebtedness is being measured, even though such Person has not assumed or become liable for the payment of such third party Indebtedness, the amount of such obligation being deemed to be the lesser of the net book value of such property or the amount of the obligation so secured; provided that true sales of accounts receivable shall not constitute "Indebtedness" hereunder.

          "Interest Payment Date" means each June 30 and December 31, and if such day is not a Business Day, then the next succeeding Business Day, until the Maturity Date.

          "Invested Principal Amount" shall have the meaning set forth in the Exchange Agreement.

          "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of capital stock, bonds, notes, debentures or other similar instruments issued by, such Person.

          "Mandatory Issuance" shall have the meaning set forth in the Exchange Agreement.

          "Nasdaq" means the Nasdaq SmallCap Market.

          "Net Income" means with respect to any Fiscal Year, or part thereof, the net income (or net loss) of the Company for such period as determined on a consolidated basis and in accordance with GAAP.

          "Note" means this 10.00% Exchangeable Senior Subordinated Note, each other Note and each additional Note issued upon any transfer of an interest in all or any part of this Note; and "Notes" means, collectively, all of the foregoing.

          "Note Assignment" shall have the meaning set forth in the Exchange Agreement.

          "Officer" means an officer of the Company.

          "Person" means any individual, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other unincorporated entity, association or group.

          "PHP" or "Pesos" means the lawful currency of the Republic of the Philippines.

          "Purchase Agreement" means the Purchase Agreement, dated as of June 2, 2005, by and between the Company, Holdings and the Holder, as amended, restated, supplemented or otherwise modified pursuant to the terms thereof from time to time.

          "Redemption Date" shall have the meaning set forth in Section
2.05(a).

          "Redemption Notice" shall have the meaning set forth in Section
2.05(a).

          "Redemption Price" shall have the meaning set forth in Section
2.05(a).

          "Register" has the meaning set forth in Section 6.03.

          "Registration Rights Agreement" means the Registration Rights Agreement among Holdings, the Holder and JAFCO Investment (Asia Pacific) Ltd., dated May 29, 2001.

          "Senior Credit Facility" means (a) the $10 million Revolving Facility Agreement among the Company and PSi Technologies Laguna, Inc., as Borrowers, and Raiffeisen Zentralbank Oesterreich AG (RZB-Austria), Singapore Branch, as Bank, dated September 24, 2003, including any extensions, renewals or refinancings thereof on the same terms that currently exist; (b) the LC/TR Credit Facility between the Company and KBC Bank N.V. (Manila Branch), dated October 30, 2002, including any extensions, renewals or refinancings thereof on the same terms and for the same amount that currently exist; (c) the Import LC/TR Case to Case Credit Facility between the Company and Metropolitan Bank and Trust Company, including any extensions, renewals or refinancings thereof on the same terms and for the same amount that currently exist; (d) the Import LC/TR Credit Facility between the Company and Bank of Commerce, dated April 16, 2003, including any extensions, renewals or refinancings thereof on the same terms and for the same amount that currently exist; and (e) the Short Term Advances Credit Facility between the Company and KBC Bank N.V. (Manila Branch), dated September 30, 2004, including any extensions, renewals or refinancings thereof on the same terms and for the same amount that currently exist.

          "Shareholder" means a shareholder of the Company.

          "Subscription Agreement" shall have the meaning set forth in the Exchange Agreement.

          "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof. For purposes of this Note, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity.

          "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

          "Transfer" means (a) as a noun, the transfer of ownership by sale, exchange, assignment, gift, donation, grant or other conveyance of any kind, whether voluntary or involuntary, including Transfers by operation of law or legal process (and hereby expressly including, with respect to a Holder, assignee or other Person, any voluntary or involuntary appointment of a receiver, trustee, liquidator, custodian or other similar official for such Holder or all or any part of such Holder, assignee or other Person or all or any part of the property of such Holder, assignee or other Person under any Bankruptcy, reorganization or insolvency law) and (b) as a verb, the act of making any voluntary or involuntary Transfer.

SECTION 1.02.     Other Definitional Provisions.
                  -----------------------------

          (a) All terms in this Note shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

          (b) As used in this Note and in any certificate or other documents made or delivered pursuant hereto or thereto, accounting terms not defined in this Note or in any such certificate or other document, and accounting terms partly defined in this Note or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Note or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Note or in any such certificate or other document shall control.

          (c) The words "hereof," "herein," "hereunder," and words of similar import when used in this Note shall refer to this Note as a whole and not to any particular provision of this Note; Section references contained in this Note are references to Sections in this Note unless otherwise specified; and the term "including" shall mean "including without limitation."

          (d) The definitions contained in this Note are applicable to the singular as well as the plural forms of such terms.

          (e) Common nouns and pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires. Whenever used herein, "or" shall include both the conjunctive and disjunctive, "any" shall mean "one or more."

          (f) Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

                                   ARTICLE II

                                TERMS OF PAYMENT

          SECTION 2.01. Interest Payment. The Company shall pay interest on the unpaid principal amount of this Note at a rate per annum equal to 10.00%, payable semi-annually in arrears on each Interest Payment Date; provided, however, that, if (a) upon any Interest Payment Date the Company is prohibited from paying cash interest due to restrictions in its Senior Credit Facility, (b) the Holdings' EBITDA for the two consecutive Fiscal Quarters ending immediately prior to any Interest Payment Date is less than USD$1,000,000, or (c) the Company does not pay all or a portion of the interest due on the Note on an Interest Payment Date in 2005, then the Company may, by notice to the Holder, elect to pay all or any portion of such interest by adding it to the principal amount of this Note, whereupon such amount shall bear interest at the rate aforesaid and shall no longer be considered to be interest due under this
Section 2.01. Upon the receipt by the Holder of a notice of such election by the Company, the Holder shall record the amount, the date such amount is added to the principal amount of this Note and the aggregate principal amount of this
Note in accordance with its usual practice and, prior to any transfer of this Note, such information shall be endorsed on the grid attached hereto, which is a part of this Note.

          SECTION 2.02. No Prepayment. The Company shall not be permitted to prepay this Note in whole or in part.

          SECTION 2.03. Payments and Computations. The Company shall make each payment hereunder not later than 1:00 p.m. (New York City time) on the day when due in U.S. dollars to the Holder at the account or accounts referred to on
Schedule I attached hereto in same day funds. All computations of interest shall be made on the basis of a year of 360 days comprised of two 180-day halves; provided, however, that in the case of the first interest payment under this Note, interest shall be computed on the basis of the actual number of days elapsed from the date of the initial funding under this Note to such first Interest Payment Date. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall not in such case be included in the computation of payment of interest.

          SECTION 2.04. Default Interest. Upon the occurrence and during the continuance of any Event of Default, the Company shall pay interest on (i) the unpaid principal amount of this Note owing to the Holder, payable in arrears on the dates referred to in Section 2.01 above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such principal amount pursuant to Section 2.01 above and (ii) to the fullest extent permitted by law, the amount of any interest payable under this Note that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid pursuant to Section 2.01 above ("Default Interest").

          SECTION 2.05. Redemption. (a) In the event that, at any time after June 2, 2008, for a 30-consecutive trading day period the ADSs trading on the Nasdaq, or any other trading facility on which the ADSs are listed, (i) shall have traded at an average closing price of at least $2.00 per ADS and (ii) the daily average trading volume of the ADSs shall have been equal to at least 33.33% of the number of shares of Common Stock issuable pursuant to the Exchange Agreement, the Company may at its option send written notice (the "Redemption Notice") to the Holders indicating that the Company desires to redeem all but not less than all of the outstanding Notes, specifying the date of such redemption, which shall be not earlier than 30 days after the date of the Redemption Notice (the "Redemption Date"), the redemption price, which shall be equal to the aggregate principal amount outstanding on the Note plus all accrued and unpaid interest thereon (the "Redemption Price"), and the fulfillment of clauses (i) and (ii) above.

          (b) Prior to the Redemption Date, the Holders may exchange or assign any or all of the Notes held by such Holders pursuant to the terms of the Exchange Agreement. All Notes that have not been exchanged or assigned and are outstanding as of the Redemption Date shall be redeemed by the Company on the Redemption Date, subject to the terms and conditions herein.

          (c) From and after the Redemption Date, interest on the Notes so redeemed shall cease to accrue, such Notes shall no longer be deemed to be outstanding, and all rights of the Holders thereof as holders of the Company with respect to Notes so redeemed (except the right to receive from the Company the Redemption Price, upon surrender at the Company's principal office (or other place within the United States of America or the Philippines identified in the applicable notice for surrender of Notes) of such Notes) shall cease (including any right to receive interest otherwise payable on any record date that would have occurred thereafter); provided, however, that to the extent the Company defaults in the payment in full for any Notes, including unpaid interest in respect thereof accrued to the date of redemption, such Notes shall remain outstanding and all rights of the holders thereof as holders of the Company with respect to such Notes shall continue until the Company has made such payment in full for such Notes.

          (d) In the event of a redemption by the Company, MLGEMP shall have one additional demand registration right pursuant to the Registration Rights Agreement, on the same terms and conditions set forth in the Registration Rights Agreement, solely for the shares of Common Stock held by MLGEMP or its Affiliates issuable pursuant to the terms of the Exchange Agreement. MLGEMP may require that such registration be filed as a "shelf" registration statement pursuant to Rule 415 of the Securities Act of 1933, as amended.

          (e) Notwithstanding the foregoing, in the event of a Mandatory Issuance pursuant to the terms of the Exchange Agreement, simultaneously with the consummation of such Mandatory Issuance, the Company shall redeem from the Holder for a cash payment (including any accrued and unpaid interest (other than accrued and unpaid interest added to the Invested Principal Amount pursuant to
Section 2.01 hereof) relating to such redeemed Notes) a portion of the Conversion Principal Amount of the Notes specified in the notice to the Company relating to such Mandatory Issuance equal to the purchase price of the shares of Common Stock being issued in the Mandatory Issuance. Such cash payment shall be paid to the Holder at the closing of such Mandatory Issuance.

          SECTION 2.06. Taxes. (a) All payments (including additions to principal under Section 2.01) by the Company to or for the account of the Holder hereunder shall be made free and clear of and without deduction for present or future Taxes (other than Taxes imposed on overall net income of the Holder by the jurisdiction of its organization). If the Company is required under applicable law to deduct any such Taxes, the amount payable by the Company shall be increased so that, after the Company has made all required deductions (including deductions applicable to additional amounts payable under this Section 2.06), the Holder receives an amount equal to the amount it would have received had no such deductions been made. The Company shall furnish to the Holder within 30 days after payment of such Taxes an original or certified copy of a receipt evidencing payment thereof (or other evidence of payment reasonably satisfactory to the Holder).

          (b) In addition, the Company shall pay any present or future documentary stamp, transfer or similar Taxes that arise from any payment made hereunder or from the execution, delivery or registration of, performance under or otherwise with respect to, this Note.

          (c) The Company shall indemnify the Holder for the full amount of Taxes covered by subsections (a) and (b), and for the full amount of Taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this
Section 2.06, imposed on or paid by the Holder, and any liability (including penalties, additions to Tax, interest and expenses) arising therefrom or with respect thereto. Amounts payable by the Company under this subsection (c) shall be paid within 30 days after the date on which the Holder makes written demand therefor.

          (d) For the purpose of filing a tax treaty relief application, if available, with the Philippine Bureau of Internal Revenue, the Company may request a Holder to provide proof of residence and other documents necessary for and relevant to such a filing. The Company shall provide such request, at least six months prior to the date of any payment to which treaty relief will be sought, to the Holder at the time of such request. A Holder in receipt of such a request shall take commercially reasonable efforts to comply with such a request (it being agreed and understood that any delay in the provision of a proof of residence due to a lengthy review of the request for such proof by any taxing authority shall in no event result in the actions of Holder being unreasonable).



                                  ARTICLE III

                    COVENANTS, REPRESENTATIONS AND WARRANTIES

          SECTION 3.01. Reports.
                        -------

          (a) Periodic and Other Reports. The Company shall cause to be delivered to the Holder, so long as it directly or indirectly holds any interest in the Notes, financial statements, reports and notices referred to below. The financial statements listed in clause (i) below shall be prepared, in each case on a consolidated basis in accordance with GAAP, and such other reports as any Holder, so long as it directly or indirectly holds any interest in the Notes, may reasonably request from time to time.

          (i) As soon as practicable following the end of each Fiscal Year (and in any event not later than 181 days after the end of such Fiscal Year, or such earlier date as may be required by law), an audited balance sheet of Holdings as of the end of such Fiscal Year and the related statements of operations, Shareholders' capital accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements and supporting schedules, and in each case, to the extent Holdings was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year end (in the case of the balance sheet) and the two immediately preceding Fiscal Years (in the case of the statements).

The statements described in clause (i) above shall be accompanied by written certification of an Officer that such statements have been prepared in accordance with GAAP.

          (ii) As soon as practicable following the end of each month (and in any event not later than 30 days after the end of each month), management reports in a form agreed upon between the Holder and the Company.

          (iii) A notice of the occurrence of any Event of Default, or to the extent actually known by the Company, of any event that with notice, the passage of time or both would become an Event of Default promptly, but in any event no later than two Business Days, after an Officer of the Company has actual knowledge of such occurrence, and a notice setting forth details of the actions that the Company has taken or proposes to take with respect thereto, as promptly as practicable, but in any event within ten Business Days after such Officer obtains actual knowledge of such event.

          (iv) Promptly following any such request, such other information as is reasonably requested by any Holder.

          (b) The Holder agrees to keep any non-public information provided to the Holder by the Company confidential and not to disclose such information unless required by law and acknowledges that the receipt of such information by the Holder may restrict the ability of the Holder to trade in securities of the Company, Holdings or their Affiliates; provided that such information may be disclosed to the Holder's advisors, members or partners as long as they agree to keep such information confidential.

          SECTION 3.02. Restricted Actions. The Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of the Holder:

          (a) Amalgamate, merge, consolidate or enter into a business combination, including any joint venture arrangements, with another Person or acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any Person or any division thereof or any material amount of assets (other than in the ordinary course of business);

          (b) Other than in the ordinary course of business and consistent with past practice, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate, other than Merrill Lynch Global Emerging Market Partners, LLC or its Affiliates, except upon fair and reasonable terms no less favorable to the Company than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor in a comparable arm's length transaction with a Person that is not an Affiliate;

          (c) Sell or otherwise dispose (including pursuant to any recapitalization or spin-off) of any Subsidiary or material assets of the Company or any of its Subsidiaries that would result in the disposition of more than 5% of the book value of the Company;

          (d) Declare, set aside, make or pay any dividend or make any distribution, payable in cash, stock, property or otherwise, on or with respect to any of its capital stock; purchase, redeem, retire or otherwise acquire value for any shares of capital stock of the Company or any of its Subsidiaries; make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance or other acquisition or retirement for value, of Indebtedness of the Company that is pari passu or subordinate in right of payment to this Note; or make any Investment in any Person other than PSi Technologies Laguna, Inc. or any wholly-owned Subsidiary of the Company;

          (e) Create, incur, assume or otherwise suffer to exist any Indebtedness other than (i) Indebtedness outstanding as of the date hereof and (ii) Indebtedness under the Senior Credit Facility;

          (f) Create, incur, assume or suffer to exist any Encumbrance on any of its assets or properties of any character without making effective provision for this Note and all other amounts due hereunder to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Encumbrance is subordinated in right of payment to this Note, prior to) the obligation or liability secured by such Encumbrance, other than (i) Encumbrances existing on the date hereof and (ii) Encumbrances incurred in connection with the Senior Credit Facility;

          (g) Cause or otherwise permit any Subsidiary of the Company, to issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class of its capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its capital stock or any other ownership interest in such Subsidiary other than to the Company, PSi Technologies Laguna, Inc. or any wholly-owned Subsidiary of the Company or (ii) any assets of such Subsidiary; and

          (h) Enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

                                   ARTICLE IV

                                EVENTS OF DEFAULT

          SECTION 4.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

          (a) The Company shall fail to pay any installment of principal of, or interest on, this Note when the same becomes due and payable which in the case of a failure to pay interest continues for five days; or

          (b) The Company shall fail to perform or observe (i) any term, covenant or agreement contained in Section 3.02 or (ii) any other term covenant or agreement contained in this Note if such failure of clause (ii) hereof shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by any Holder;

          (c) (i) The Company or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; provided, however, that all long-term non-interest bearing payables owed by the Company and its Subsidiaries to equipment suppliers shall not be deemed due pursuant to this subsection (c)(i) until the receipt by the Company or any of its Subsidiaries of a letter from an equipment supplier notifying the Company or its Subsidiary of its intention to commence legal proceedings with respect to such nonpayment of Indebtedness or payables, as applicable, except that if such nonpayment to an equipment supplier is only the result of a dispute between the Company and such equipment supplier regarding the quality of equipment for which such supplier has not received payment, such nonpayment shall not constitute a default hereunder until a court of competent jurisdiction shall have determined such payment is legally owed by the Company to such equipment supplier; provided, further that the disputed electrical bills related to the underbilling by Meralco Electric Company shall not constitute a default hereunder until a court of competent jurisdiction shall have determined such tax assessment or electrical bills, as applicable, are legally owed by the Company to Meralco Electrical Company, and either such determination is not appealable by the Company or the Company does not appeal such determination; (ii) any proceeding shall be instituted by or against the Company or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to Bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or (iii) the Company or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection
     (c); or

          (d) The termination of the agreement in clause (a) of the definition of "Senior Credit Facility."

then, and in any such event, the Holder may, by notice to the Company, declare the Notes, all interest hereon and all other amounts payable thereunder to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the Federal Bankruptcy Code and Philippine bankruptcy law, the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.

                                   ARTICLE V

                                  SUBORDINATION

          SECTION 5.01. Note Subordinate to Senior Indebtedness. The Company agrees, and each Holder, by his acceptance of this Note, also agrees, that this
Note is and shall be subordinate, to the extent and in the manner hereinafter set forth, to the prior payment in full of all obligations of the Company now or hereafter existing under the Senior Credit Facility and any other Indebtedness of the Company that is permitted to be incurred pursuant to Section 3.02(e) and the terms of which expressly provide it is senior in right of payment to the Notes, whether for principal, interest (including, without limitation, interest, as provided in such Indebtedness, accruing after the filing of a petition initiating any proceeding referred to in Section 5.02, whether or not such interest accrues after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), fees, expenses or otherwise (all such obligations being the "Senior Indebtedness").

          SECTION 5.02. Events of Subordination. In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of the Company or its debts, whether voluntary or involuntary, in any Bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any federal or state Bankruptcy or similar law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise, Senior Indebtedness shall first be paid in full before the Holder shall be entitled to receive any payment of this Note, and any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to this Note in any such case, proceeding, assignment, marshalling or otherwise (including any payment that may be payable by reason of any other indebtedness of the Company being subordinated to payment of this Note) shall be paid or delivered directly to the holders or representatives of the Senior Indebtedness for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Indebtedness until the Senior Indebtedness shall have been paid in full.

          SECTION 5.03. In Furtherance of Subordination.
                        -------------------------------

          (a) All payments or distributions upon or with respect to this Note that are received by the Holder contrary to the provisions of this Article shall be received in trust for the benefit of the holders and owners of Senior Indebtedness, shall be segregated from other funds and property held by the Holder and shall be forthwith paid over to the holders and owners of Senior Indebtedness in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Indebtedness in accordance with its terms.

          (b) The holders and owners of Senior Indebtedness are hereby authorized to demand specific performance of the provisions of this Article, whether or not the Company shall have complied with any of the provisions hereof applicable to it, at any time when the Holder shall have failed to comply with any of the provisions of this Article applicable to it. The Holder of this Note hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

          SECTION 5.04. No Commencement of Any Proceeding. So long as payments or distributions for or on account of this Note are not permitted pursuant to
Section 5.02, the Holder will not commence, or join with any creditor other than the holders and owners of Senior Indebtedness in commencing, directly or indirectly cause the Company to commence, or assist the Company in commencing, any proceeding referred to in Section 5.02.

          SECTION 5.05. Rights of Subrogation. No payment or distribution to the holders and owners of Senior Indebtedness pursuant to the provisions of this Article shall entitle the Holder to exercise any right of subrogation in respect thereof until the Senior Indebtedness shall have been paid in full.

          SECTION 5.06. Further Assurances. The Holder and the Company each will, at the Company's expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any holder or owner of Senior Indebtedness may request, in order to protect any right or interest granted or purported to be granted hereby or to enable any holder or owner of Senior Indebtedness to exercise and enforce its rights and remedies hereunder.

          SECTION 5.07. Agreements in Respect of Subordinated Debt. No amendment, waiver or other modification of this Note, and no agreement supplemental to this Note, may adversely affect the rights or interests of any holder or owner of Senior Indebtedness hereunder.

          SECTION 5.08. Agreement by the Company. The Company agrees that it will not make any payment of this Note, or take any other action, in contravention of the provisions of this Article.

          SECTION 5.09. Obligations Hereunder Not Affected. All rights and interests of the holders and owners of Senior Indebtedness hereunder, and all agreements and obligations of the Holder of this Note and the Company under this Article, shall remain in full force and effect irrespective of:

          (i) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Indebtedness, or any other amendment or waiver of or any consent to any departure from any Senior Indebtedness, including, without limitation, any increase in the Company's obligations resulting from the extension of additional credit to the Company or any of its subsidiaries or otherwise;

          (ii) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Senior Indebtedness;

          (iii) any manner of application of collateral, or proceeds thereof, to all or any of the Senior Indebtedness, or any manner of sale or other disposition of any collateral for all or any of the Senior Indebtedness or any other assets of the Company or any of its subsidiaries;

          (iv) any change, restructuring or termination of the corporate structure or existence of the Company or any of its subsidiaries; or

          (v) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a subordinated creditor.

The provisions of this Article V shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder or owner of Senior Indebtedness upon the Bankruptcy, insolvency or reorganization of the Company or otherwise, all as though such payment had not been made.

          SECTION 5.10. Waiver. The Holder of this Note and the Company each hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Senior Indebtedness and this Article and any requirement that any holder or owner of Senior Indebtedness protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Company or any other person or entity or any collateral.

          SECTION 5.11. No Waiver; Remedies. No failure on the part of any holder or owner of Senior Indebtedness to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 5.12. Continuing Agreement. The provisions of this Article V constitute a continuing agreement and shall (i) remain in full force and effect until the payment in full of all Senior Indebtedness, (ii) be binding upon the Holder of this Note, the Company and their respective successors and assigns, and (iii) inure to the benefit of, and be enforceable by, the holders and owners of Senior Indebtedness and their respective successors, transferees and assigns.

                                   ARTICLE VI

                                TRANSFER OF NOTE

          SECTION 6.01. Restrictions. The Holder acknowledges and agrees that
(a) it shall not Transfer this Note in violation of either of the Securities Act of 1933 of the United States, as amended, or the Securities Regulation Code of the Philippines and (b) during the term of this Note, there shall not be more than an aggregate of 19 Holders of Notes at any one time.

Any attempted Transfer in violation of the preceding sentence shall be deemed void ab initio and of no force or effect whatsoever, and the Company will not record any such Transfer on its books or treat any purported transferee as the owner of this Note for any purpose. Except as specifically set forth in this
Section 6.01, the Holder shall not be restricted from any Transfer of the Note.

          SECTION 6.02. Legend.
                        ------

          (a) Each certificate or instrument evidencing this Note and the Holdings Common Stock issuable pursuant to the terms of the Exchange Agreement shall be stamped or otherwise imprinted with legends in substantially the following forms:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER."

     "THE NOTE HAS NOT BEEN REGISTERED WITH THE PHILIPPINE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES REGULATION CODE (THE "CODE"). ANY FUTURE OFFER OR SALE THEREOF IS SUBJECT TO REGISTRATION REQUIREMENTS UNDER THE CODE UNLESS SUCH OFFER OR SALE QUALIFIES AS AN EXEMPT TRANSACTION."

          (b) In addition, each certificate or instrument evidencing this Note and the Holdings Common Stock issuable pursuant to the terms of the Exchange Agreement shall be stamped or otherwise imprinted with any additional legends as may be required by the Company, as applicable to the holder of such certificate or instrument.

          SECTION 6.03. Registration of Notes. The Company shall keep at its principal executive office a register (the "Register") for the registration and registration of transfers of Notes. The name and address of each Holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in the Register. Prior to due presentation for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes hereof, and the Company shall not be affected by any notice to the contrary.

          SECTION 6.04. New Notes. (i) Upon surrender of any Note for registration of Transfer, exchange or assignment (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Holder of such Note or such Holder's attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense, subject to Section 6.04(ii) hereof, one or more new Notes (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such Holder may request. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.

          (ii) All stamp taxes due as a result of the issuance of new Notes shall be paid by the Company by the fifth day of the month immediately following the month during which the new Notes are issued; provided, however, that if any new Notes are issued because of a transfer of a Note or a portion of a Note by a Holder, the stamp taxes due as a result of such issuance shall be payable by such transferring Holder by the fifth day of the month immediately following the month during which such new Notes are issued.

                                  ARTICLE VII

                                  MISCELLANEOUS

          SECTION 7.01. Notices.
                        -------

          (a) All notices, requests, claims, demands and other communications under or in connection with this Note shall be given to or made upon: (i) the Holder, at the Holder's address set forth on Schedule I attached hereto and (ii) the Company at the following addresses (or in any case to such other address as the addressee may from time to time designate in writing to the sender):

               PSi Technologies, Inc.
               Electronics Avenue
               FTI Complex, Taguig
               Metro Manila
               Philippines
               Attention:  Arthur J. Young, Jr.
               Facsimile:  (632) 816-2180

               with copies to:

               Akin Gump Strauss Hauer & Feld LLP
               1333 New Hampshire Avenue, N.W.
               Washington, D.C.  20036-1564
               Attention:  Prakash H. Mehta
               Facsimile: (202) 887-4288

               and

               H.G. Tiu Law Offices
               No. 48, SMC Court
               Celery Drive, Valle Verde 5
               Pasig City, Metro Manila
               Philippines 1600

               Attention: Helen Go Tiu
               Facsimile: (632) 637-6724

          (b) All notices, requests, claims, demands and other communications under or in connection with this Note shall be in writing and shall be deemed effectively given: (i) upon personal delivery or delivery by courier to the party to be notified, and (ii) one Business Day after receipt of confirmation if such notice is sent by facsimile.

          SECTION 7.02. Headings and Sections. The descriptive headings in this Note are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Note or any provision of this Note. Unless the context requires otherwise, all references in this Note to Sections, Articles, Exhibits or Schedules shall be deemed to mean and refer to Sections, Articles, Exhibits or Schedules of or to this Note.

          SECTION 7.03. Amendments. This Note may not be amended, supplemented, modified or restated nor may any provision herein be waived without the express unanimous written consent of the Holders of a majority of the principal amount of the Notes outstanding at such time, voting together as a single class; provided, however, that no amendment, supplement or modification can be made to the amount, term, interest rate or other economic term of the Notes without the written consent of each Holder affected thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Note. The failure of any Holder to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Note are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          SECTION 7.04. Binding Effect. Except as otherwise provided in this Note, every covenant, term and provision of this Note shall be binding upon the Company and shall inure to the benefit of the Holder and its distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns and designees.

          SECTION 7.05. Remedies. The Holder shall be entitled to enforce its rights under this Note specifically, to recover damages and costs (including reasonable attorneys' fees) caused by any breach of any provision of this Note and to exercise all other rights existing in its favor. The Company agrees and acknowledges that money damages may not be an adequate remedy for any breach of the provisions of this Note and that the Holder may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce or prevent any violations of the provisions of this Note. If any time period for giving notice or taking action under this Note expires on a day that is not a Business Day, the time period shall be extended automatically to the immediately succeeding Business Day.

          SECTION 7.06. Waiver of Jury Trial. THE COMPANY AND, BY ACCEPTING THE BENEFITS OF THIS NOTE, THE HOLDER HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF UNDER OR, IN CONNECTION WITH THIS NOTE.

          SECTION 7.07. Interpretation. The Holder and the Company have participated jointly in the negotiation and drafting of this Note. In the event an ambiguity or question of intent or interpretation arises, this Note shall be construed as if drafted jointly by the Holder and the Company, and no presumption or burden of proof shall arise favoring or disfavoring the Holder or the Company by virtue of the authorship of any of the provisions of this Note.

          SECTION 7.08. Governing Law; Consent to Jurisdiction. This Note will be governed by, and construed in accordance with, the laws of the State of New York. In any action or proceeding arising out of, related to, or in connection with this Note, the Company consents to be subject to the jurisdiction and venue of (a) the Supreme Court of the State of New York in and for the County of New York, and (b) the United States District Court for the Southern District of New York. The Company consents to the service of process in any action commenced hereunder by any method or service acceptable under federal law or the laws of the State of New York.

          SECTION 7.09. Additional Documents and Acts. The Company agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be reasonably necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Note and the transactions contemplated hereby.

          SECTION 7.10. No Third Party Beneficiaries. This Note shall inure solely to the benefit of the Holder and its successors, assigns and designees, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, interest, claim or benefit, of any nature whatsoever, under or on account of this Note.

          IN WITNESS WHEREOF, the Company has caused this Note to be executed by its officers or other representatives thereunto duly authorized, as of the date first above written.



                                PSI TECHNOLOGIES, INC.


                                By: /s/ Arthur J. Young, Jr.
                                    ----------------------------------------
                                    Name:  Arthur J. Young, Jr.
                                    Title: Chief Executive Officer
                                           and President


---------------------------------------- -------------------------------------- --------------------------------------
  Amount Added to Principal Amount of      Date Added to Principal Amount of     Aggregate Principal Amount of Note
        Note Under Section 2.01                          Note
---------------------------------------- -------------------------------------- --------------------------------------

---------------------------------------- -------------------------------------- --------------------------------------

---------------------------------------- -------------------------------------- --------------------------------------

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